Exhibit 99.1

February 4, 2016

FOR IMMEDIATE RELEASE

Investor Contact: Mark Warren (205) 298-3220

Media Contact: David Donaldson (205) 298-3220

VULCAN ANNOUNCES FOURTH QUARTER 2015 RESULTS

EPS from Continuing Operations Increases Sharply to $0.69 per Share

Aggregates Volume Up 8% and Price Up 11%

Birmingham, Alabama – February 4, 2016 – Vulcan Materials Company (NYSE:VMC), the nation’s largest producer of construction aggregates, today announced results for the fourth quarter ending December 31, 2015.

The Company’s fourth quarter results demonstrate ongoing strong revenue growth and margin expansion as the gradual recovery in construction activity continues across most of our markets. Gross profit and gross profit margins improved in each of the Aggregates, Asphalt and Concrete segments. In its core Aggregates segment, the Company delivered its tenth consecutive quarter of year-over-year improvements in both shipments and per-ton margins. Same-store aggregates shipments rose 8 percent and same-store freight-adjusted aggregates pricing increased 11 percent from the prior year. Same-store incremental aggregates gross profits equaled 89 percent of incremental freight-adjusted revenues for the quarter – and 77 percent for the year.

Tom Hill, President and Chief Executive Officer, said, “Our teams across the Company did a great job serving our customers and running our operations safely and efficiently. Full year 2015 aggregates volume increased 7 percent on a same-store basis in 2015, and we expect a similar level of volume growth in 2016. The pricing environment remains strong as customers see improved backlogs and construction materials suppliers increasingly focus on earning adequate returns on capital deployed. Aggregates pricing increased 7 percent in 2015, and we expect similar growth in 2016. Material margins in our Asphalt and Concrete segments also improved in 2015, and full year gross profit from our non-aggregates segments increased $58 million over the prior year. Adjusted EBITDA was $836 million in 2015, as strong fourth quarter performance led to full year results exceeding expectations. Looking forward, we currently expect 2016 Adjusted EBITDA of between $1.0 and $1.1 billion.”

February 4, 2016

FOR IMMEDIATE RELEASE

Fourth Quarter Summary (compared with prior year’s fourth quarter)

●	Total revenues increased $102 million, or 14 percent, to $857 million
●	Gross profit increased $84 million in total, or 50 percent, to $254 million
●	Aggregates freight-adjusted revenues increased $90 million, or 20 percent, to $545 million
o	Total shipments increased 8 percent, or 3.4 million tons, to 44.7 million tons; same-store shipments also increased 8 percent
o	Freight-adjusted sales price increased 11 percent in total and on a same-store basis
o	Segment gross profit increased $74 million, or 47 percent, to $230 million
●	Asphalt, Concrete and Calcium segment gross profit improved $10.4 million, collectively
●	SAG increased $7 million and declined as a percentage of total revenues by 30 basis points
●	Adjusted EBIT was $174 million, an increase of $71 million, or 70 percent
●	Adjusted EBITDA was $244 million, an increase of $71 million, or 41 percent
●	Earnings from continuing operations were $0.69 per diluted share versus $0.29 per diluted share in the fourth quarter of 2014
o	The current quarter’s earnings per diluted share include a $0.05 per share charge referable to a revised estimate of recoverable foreign tax credits. The prior year included $0.02 per share expense referable to business development activities
o	Excluding these items, earnings from continuing operations were $0.74 per diluted share versus $0.31 per share in the prior year’s fourth quarter

Full Year Summary (compared with prior year)

●	Total revenues increased $428 million, or 14 percent, to $3.422 billion
●	Gross profit increased $270 million in total, or 46 percent, to $858 million
●	Aggregates freight-adjusted revenues increased $318 million, or 18 percent, to $2.112 billion
o	Total shipments increased 10 percent, or 15.9 million tons, to 178.3 million tons; same-store shipments increased 7 percent
o	Freight-adjusted sales price increased 7 percent in total and on a same-store basis
o	Segment gross profit increased $212 million, or 39 percent, to $756 million
●	Asphalt, Concrete and Calcium segment gross profit improved $58 million, collectively
●	SAG increased $14.6 million and declined as a percentage of total revenues by 70 basis points
●	Adjusted EBIT was $561 million, an increase of $236 million, or 73 percent
●	Adjusted EBITDA was $836 million, an increase of $232 million, or 38 percent
●	Earnings from continuing operations were $1.72 per diluted share versus $1.56 per share in 2014
o	These results include gains on sale of assets, debt refinancing, expenses related to business development activities, restructuring charges and income tax items
o	Excluding these items, earnings from continuing operations were $2.16 per diluted share versus $0.91 per diluted share in 2014

Segment Results

Aggregates

For the fourth quarter, aggregates shipments increased by 8 percent on a same-store basis versus the prior year. Fourth quarter weather was unusually wet, and unusually warm, across most Vulcan-served markets. Quarterly shipment increases and decreases varied widely by market – a pattern not uncommon for the fourth quarter. For example, same-store shipments in California and Florida increased more than 15 percent and shipments in Georgia increased 22 percent. In Texas, where significant rainfall was recorded in October and November, same-store shipments increased low single-digits. Underlying shipping trends and order patterns remained consistent with a continuing, gradual recovery in both private and public construction activity across most of the Company’s markets.

February 4, 2016

FOR IMMEDIATE RELEASE

Freight-adjusted sales price for aggregates increased 11 percent on a same-store basis, or $1.18 per ton, versus the prior year’s fourth quarter, with most markets realizing solid price improvement. In the quarter, favorable product and geographic mix added approximately $0.15 per ton to the reported average selling price. For the full year, average selling prices on a same-store basis increased 7 percent. The Company expects positive pricing momentum to continue into 2016.

Overall Aggregates segment unit costs of sales, excluding freight and delivery, declined approximately 3 percent, or $0.20 per ton, from the prior year’s fourth quarter. This year-over-year improvement resulted from lower diesel expenditures, and improving control of repairs and maintenance, overtime labor and other costs. The Company remains focused, with a multi-quarter view, on balancing the factors impacting production quality, service quality and cost. In 2015, Aggregates segment unit cost of sales, excluding freight and delivery, declined 1 percent versus the prior year as lower diesel and energy costs offset higher fringe and overtime labor expenses and repair & maintenance costs.

During the fourth quarter, Aggregates segment unit margins continued to expand. Gross profit per ton increased $1.36, or 36 percent, from the prior year. On a trailing twelve month basis, unit gross profit has increased 27 percent, while unit cash gross profit has increased 16 percent to $5.52 per ton. Trailing twelve month unit gross profit has increased for each of the past 12 quarters.

For the quarter, same-store aggregates freight-adjusted revenues increased $86 million, while same-store gross profit for the segment increased $76 million, a flow-through rate of 89 percent. Because quarterly results can be volatile due to seasonality and other factors, the Company encourages investors also to consider longer-term trends. On a trailing-twelve-month basis, this flow-through rate was 77 percent and has consistently exceeded the Company’s stated long-term goal of 60 percent since volumes began to recover in the second half of 2013.

Asphalt, Concrete and Calcium

In total, the full year gross profit contribution of these three segments exceeded plan due to margin improvements resulting from both core operating disciplines and strategic repositioning of our asset portfolio.

In the fourth quarter, Asphalt segment gross profit was $18 million versus $10 million in the prior year. This year-over-year improvement resulted from higher volumes, effective management of materials margins, and earnings from acquisitions completed since the first half of last year. Same-store asphalt volumes increased 4 percent.

Concrete segment gross profit was $5 million versus $3 million in the prior year’s fourth quarter. Last year’s fourth quarter results included the Company’s California concrete business that was divested via an asset swap in January 2015. On a same-store basis, sales volumes were up 2 percent versus the prior year, while pricing and unit profitability improved and gross profit increased sharply versus the prior year.

The Company’s Calcium segment reported gross profit of $1 million, a slight decrease from the prior year’s fourth quarter.

February 4, 2016

FOR IMMEDIATE RELEASE

Selling, Administrative and General (SAG), Other Operating Expense, and Tax Items

Overall, SAG expenses in the fourth quarter and full year declined by 30 and 70 basis points, respectively, as a percentage of total revenues from the prior year. During the year, the Company experienced elevated SAG costs primarily due to higher pension and other employee benefit costs, as well as continued investment in sales force effectiveness and other strategic initiatives. Other employee benefit costs, such as those associated with enhancements to the employee profit-sharing plan, also have risen. In contrast, direct SAG expenses for salaries and wages remained relatively flat with the prior year. The Company intends to further leverage SAG expenses to revenues as volumes recover. In 2016, SAG expenses are expected to increase approximately 3 percent while revenues should increase double-digits.

Other operating expense, generally consisting of various cost items not included in cost of revenues, was $3.5 million versus $2.4 million in the fourth quarter of 2014. Over the past three years, other operating expenses, exclusive of significant items disclosed individually, have averaged approximately $12 million annually, or $3 million per quarter, and represent a recurring cost of operating our business.

In the fourth quarter, the Company reduced its estimate of recoverable foreign tax credits by $6.5 million. This non-cash charge reduced earnings per share $0.05 in the fourth quarter.

Credit Position and Capital Allocation

At the end of the fourth quarter, total debt outstanding was approximately $2 billion, including $235 million of floating-rate borrowings. The Company’s ratio of total debt to trailing twelve month Adjusted EBITDA was 2.4 times at the end of the fourth quarter. The quarter end cash balance was $285 million.

The Company’s capital deployment priorities remain unchanged from prior communications. We intend to take a balanced approach to capital deployment, one incorporating strategic reinvestment, sustained financial strength and flexibility, and the return of capital to shareholders. The notes below highlight certain activities consistent with these priorities.

•	Cash capital expenditures for 2015 were $289 million, including $12 million towards the purchase of replacements for two ships that transport aggregates from the Company’s high-volume quarry in Mexico. In 2016, core capital expenditures are expected to be approximately $275 million, excluding capital spending for acquisitions, new site development, and the aforementioned shipping capacity replacement.

•	During 2015, the Company maintained debt of approximately $2 billion, eliminated nearer-term maturities, increased the weighted-average life of its debt obligations, and lowered its weighted-average interest rate by approximately 100 basis points. The Company also established a new revolving credit facility and maintained strong liquidity.

•	The potential for future bolt-on acquisitions remains promising and the Company will continue to evaluate such opportunities as they arise. In January of 2015, the Company completed an asset exchange transaction in which it exited the ready-mixed concrete business in California and added thirteen asphalt plant locations, primarily in Arizona. The Company also completed strategic bolt-on acquisitions in 2015 in Arizona, New Mexico and Tennessee. The total consideration for assets acquired via purchases or swaps was approximately $47 million.

February 4, 2016

FOR IMMEDIATE RELEASE

•	In 2015, the Company returned $53 million in cash to shareholders through its dividend and $21 million through share repurchases. The Company expects to increase the return of capital through dividends, or other mechanisms, as earnings grow.

Demand Outlook

The Company expects overall demand growth in Vulcan-served markets to be approximately 7 percent in 2016, driven by continued growth in both private and public construction. Private construction activity should continue to grow in both residential and nonresidential segments, led by double-digit growth in residential. Public construction in Vulcan’s markets should continue to benefit from state-led highway spending in key states and record levels of local tax receipts. Additionally, with the passage of a new, fully funded, long-term federal highway bill in December 2015, the states now have greater funding stability and certainty to undertake much needed transportation projects. As a result, the Company believes mid-single digit growth for this aggregates-intensive end market is possible in 2016.

With the exception of certain markets in Texas, construction activity in Vulcan-served markets remains well below long-term levels of per capita consumption. Key states such as California, Florida, and Georgia continue to enjoy solid growth rates as they gradually recover toward more normal levels of construction activity and materials consumption, and we expect that trend to continue in 2016. As a result, demand growth for our products continues, and we are encouraged by the pricing fundamentals throughout our markets.

At this point in the recovery, the timing and pace of shipments throughout the year can be marginally more uncertain due to weather-related challenges and the start dates and shipping pace for certain large projects. For example, El Nino-related rainfall has negatively impacted early 2016 shipment rates in our California, Arizona and New Mexico operations. These factors, coupled with public transportation agencies needing time to adjust their project procurement schedules to incorporate passage of the new federal highway bill, could result in full year aggregates shipments being weighted towards the second half of the year.

February 4, 2016

FOR IMMEDIATE RELEASE

Earnings Outlook

Regarding the Company’s earnings outlook for 2016, Mr. Hill stated, “Our expectation for full year Adjusted EBITDA of $1.0 to $1.1 billion is driven by the continuing recovery in demand from the trough seen in 2012, strong growth in aggregates gross profit per ton, earnings improvement in our non-aggregates businesses and continuing leverage of our SAG expenses.”

The following assumptions, which represent the mid-point of current management expectations, support the Company’s outlook for strong year-over-year growth in EBITDA in 2016.

•	Aggregates shipments of approximately 191 million tons, up 7 percent from 2015
•	Increase in average freight-adjusted aggregates pricing of 7 percent, with unit margins continuing to grow faster than pricing
•	Aggregates gross profit growth of 25 percent
•	Total non-aggregates gross profit improvement of 20 percent
•	SAG expenses of approximately $295 million, excluding business development-related expenses

Other expectations include:

•	Core capital spending of approximately $275 million to support the increased level of shipments and further improve production costs and operating efficiencies
•	Interest expense of approximately $140 million
•	Depreciation, depletion, accretion and amortization expense of approximately $285 million
•	Effective tax rate of 31 percent

Mr. Hill concluded, “Our 2015 results and 2016 outlook are consistent with our long range expectations. Since the beginning of this recovery in the second half of 2013, our teams’ efforts have resulted in trailing twelve month aggregates segment gross profit increasing nearly $400 million on a 38 million ton increase in annualized shipments. We are encouraged by the ongoing recovery in demand continuing across our markets and by the positive pricing environment. I’m very pleased with the way our people are leading the industry in converting incremental revenue into incremental gross profit. We remain focused on continuous improvement and on turning in another strong year.”

Conference Call

Vulcan will host a conference call at 10:00 a.m. CST on February 4, 2016. A webcast will be available via the Company’s website at www.vulcanmaterials.com. Investors and other interested parties in the U.S. may also access the teleconference live by calling 877.840.5321 approximately 10 minutes before the scheduled start. International participants can dial 678.509.8772. The conference ID is 30296267. The conference call will be recorded and available for replay at the Company’s website approximately two hours after the call. Additionally, the Company has posted supplemental information related to its quarterly performance and outlook on its website.

Vulcan Materials Company, a member of the S&P 500 Index, is the nation's largest producer of construction aggregates, and a major producer of other construction materials.

February 4, 2016

FOR IMMEDIATE RELEASE

FORWARD-LOOKING STATEMENT DISCLAIMER

This document contains forward-looking statements.  Statements that are not historical fact, including statements about Vulcan's beliefs and expectations, are forward-looking statements. Generally, these statements relate to future financial performance, results of operations, business plans or strategies, projected or anticipated revenues, expenses, earnings (including EBITDA and other measures), dividend policy, shipment volumes, pricing, levels of capital expenditures, intended cost reductions and cost savings, anticipated profit improvements and/or planned divestitures and asset sales. These forward-looking statements are sometimes identified by the use of terms and phrases such as "believe," "should," "would," "expect," "project," "estimate," "anticipate," "intend," "plan," "will," "can," "may" or similar expressions elsewhere in this document.  These statements are subject to numerous risks, uncertainties, and assumptions, including but not limited to general business conditions, competitive factors, pricing, energy costs, and other risks and uncertainties discussed in the reports Vulcan periodically files with the SEC.

Forward-looking statements are not guarantees of future performance and actual results, developments, and business decisions may vary significantly from those expressed in or implied by the forward-looking statements. The following risks related to Vulcan's business, among others, could cause actual results to differ materially from those described in the forward-looking statements: those associated with general economic and business conditions; the timing and amount of federal, state and local funding for infrastructure; changes in Vulcan’s effective tax rate that can adversely impact results; the increasing reliance on information technology infrastructure for Vulcan’s ticketing, procurement, financial statements and other processes could adversely affect operations in the event such infrastructure does not work as intended or experiences technical difficulties or is subjected to cyber attacks; the impact of the state of the global economy on Vulcan’s businesses and financial condition and access to capital markets; changes in the level of spending for private residential and private nonresidential construction; the highly competitive nature of the construction materials industry; the impact of future regulatory or legislative actions; the outcome of pending legal proceedings; pricing of Vulcan's products; weather and other natural phenomena; energy costs; costs of hydrocarbon-based raw materials; healthcare costs; the amount of long-term debt and interest expense incurred by Vulcan; changes in interest rates; the impact of Vulcan's below investment grade debt rating on Vulcan's cost of capital; volatility in pension plan asset values and liabilities which may require cash contributions to the pension plans; the impact of environmental clean-up costs and other liabilities relating to previously divested businesses; Vulcan's ability to secure and permit aggregates reserves in strategically located areas; Vulcan's ability to manage and successfully integrate acquisitions; the potential of goodwill or long-lived asset impairment; the potential impact of future legislation or regulations relating to climate change or greenhouse gas emissions or the definition of minerals; and other assumptions, risks and uncertainties detailed from time to time in the reports filed by Vulcan with the SEC. All forward-looking statements in this communication are qualified in their entirety by this cautionary statement.  Vulcan disclaims and does not undertake any obligation to update or revise any forward-looking statement in this document except as required by law.

Table A

Vulcan Materials Company

and Subsidiary Companies

(in thousands, except per share data)
	Three Months Ended		Twelve Months Ended
Consolidated Statements of Earnings	December 31		December 31
(Condensed and unaudited)	2015	2014	2015	2014

Total revenues	$857,285	$755,026	$3,422,181	$2,994,169
Cost of revenues	603,355	585,367	2,564,648	2,406,587
Gross profit	253,930	169,659	857,533	587,582
Selling, administrative and general expenses	79,494	72,481	286,844	272,288
Gain on sale of property, plant & equipment and businesses	2,504	5,695	9,927	244,222
Restructuring charges	(442)	(558)	(4,988)	(1,308)
Other operating expense, net	(3,461)	(2,425)	(25,850)	(20,070)
Operating earnings	173,037	99,890	549,778	538,138
Other nonoperating income (expense), net	599	(922)	(1,678)	3,107
Interest expense, net	36,311	40,875	220,243	242,407
Earnings from continuing operations before income taxes	137,325	58,093	327,857	298,838
Provision for income taxes	43,766	19,745	94,943	91,692
Earnings from continuing operations	93,559	38,348	232,914	207,146
Loss on discontinued operations, net of tax	(4,672)	(327)	(11,737)	(2,223)
Net earnings	$88,887	$38,021	$221,177	$204,923

Basic earnings (loss) per share
Continuing operations	$0.70	$0.29	$1.75	$1.58
Discontinued operations	$(0.03)	$0.00	$(0.09)	$(0.02)
Net earnings	$0.67	$0.29	$1.66	$1.56

Diluted earnings (loss) per share
Continuing operations	$0.69	$0.29	$1.72	$1.56
Discontinued operations	$(0.04)	$(0.01)	$(0.08)	$(0.02)
Net earnings	$0.65	$0.28	$1.64	$1.54

Weighted-average common shares outstanding
Basic	133,592	132,069	133,210	131,461
Assuming dilution	135,711	133,619	135,093	132,991
Cash dividends per share of common stock	$0.10	$0.06	$0.40	$0.22
Depreciation, depletion, accretion and amortization	$70,054	$70,638	$274,823	$279,497
Effective tax rate from continuing operations	31.9%	34.0%	29.0%	30.7%

Table B

Vulcan Materials Company

and Subsidiary Companies

(in thousands, except per share data)
Consolidated Balance Sheets	December 31	December 31
(Condensed and unaudited)	2015	2014
Assets
Cash and cash equivalents	$284,060	$141,273
Restricted cash	1,150	0
Accounts and notes receivable
Accounts and notes receivable, gross	423,600	378,947
Less: Allowance for doubtful accounts	(5,576)	(5,105)
Accounts and notes receivable, net	418,024	373,842
Inventories
Finished products	297,925	275,172
Raw materials	21,765	19,741
Products in process	1,008	1,250
Operating supplies and other	26,375	25,641
Inventories	347,073	321,804
Current deferred income taxes	0	39,726
Prepaid expenses	34,284	28,640
Assets held for sale	0	15,184
Total current assets	1,084,591	920,469
Investments and long-term receivables	40,558	41,650
Property, plant & equipment
Property, plant & equipment, cost	6,891,287	6,608,842
Reserve for depreciation, depletion & amortization	(3,734,997)	(3,537,212)
Property, plant & equipment, net	3,156,290	3,071,630
Goodwill	3,094,824	3,094,824
Other intangible assets, net	766,579	758,243
Other noncurrent assets	158,790	154,281
Total assets	$8,301,632	$8,041,097
Liabilities
Current maturities of long-term debt	130	150,137
Trade payables and accruals	175,729	145,148
Other current liabilities	177,620	156,073
Liabilities of assets held for sale	0	520
Total current liabilities	353,479	451,878
Long-term debt	1,980,334	1,834,642
Noncurrent deferred income taxes	681,096	691,137
Deferred revenue	207,660	213,968
Other noncurrent liabilities	624,875	672,773
Total liabilities	$3,847,444	$3,864,398
Equity
Common stock, $1 par value	133,172	131,907
Capital in excess of par value	2,822,578	2,734,661
Retained earnings	1,618,507	1,471,845
Accumulated other comprehensive loss	(120,069)	(161,714)
Total equity	$4,454,188	$4,176,699
Total liabilities and equity	$8,301,632	$8,041,097

Table C

Vulcan Materials Company

and Subsidiary Companies

(in thousands)
Twelve Months Ended
Consolidated Statements of Cash Flows	December 31
(Condensed and unaudited)	2015	2014
Operating Activities
Net earnings	$221,177	$204,923
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion, accretion and amortization	274,823	279,497
Net gain on sale of property, plant & equipment and businesses	(9,927)	(244,222)
Contributions to pension plans	(14,047)	(5,488)
Share-based compensation	18,248	23,884
Excess tax benefits from share-based compensation	(18,376)	(3,464)
Deferred tax provision (benefit)	3,069	18,378
Cost of debt purchase	67,075	72,949
Changes in assets and liabilities before initial effects of business acquisitions and dispositions	(23,120)	(93,320)
Other, net	(15,544)	7,199
Net cash provided by operating activities	$503,378	$260,336
Investing Activities
Purchases of property, plant & equipment	(289,262)	(224,852)
Proceeds from sale of property, plant & equipment	8,218	26,028
Proceeds from sale of businesses, net of transaction costs	0	721,359
Payment for businesses acquired, net of acquired cash	(27,198)	(284,237)
Increase in restricted cash	(1,150)	0
Other, net	(350)	33
Net cash provided by (used for) investing activities	$(309,742)	$238,331
Financing Activities
Proceeds from line of credit	441,000	93,000
Payments of line of credit	(206,000)	(93,000)
Payments of current maturities and long-term debt	(695,060)	(579,829)
Proceeds from issuance of long-term debt	400,000	0
Debt and line of credit issuance costs	(7,382)	0
Purchases of common stock	(21,475)	0
Proceeds from issuance of common stock	0	30,620
Dividends paid	(53,214)	(28,884)
Proceeds from exercise of stock options	72,971	23,502
Excess tax benefits from share-based compensation	18,376	3,464
Other, net	(65)	(5)
Net cash used for financing activities	$(50,849)	$(551,132)
Net increase (decrease) in cash and cash equivalents	142,787	(52,465)
Cash and cash equivalents at beginning of year	141,273	193,738
Cash and cash equivalents at end of year	$284,060	$141,273

Table D

Segment Financial Data and Unit Shipments

(in thousands, except per unit data)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014

Total Revenues
Aggregates [1]	$710,087	$593,828	$2,777,758	$2,346,411
Asphalt Mix [2]	119,758	115,534	530,692	445,538
Concrete [2,3]	72,852	87,014	299,252	375,806
Calcium [4]	2,143	2,451	8,596	25,032
Segment sales	$904,840	$798,827	$3,616,298	$3,192,787
Aggregates intersegment sales	(47,555)	(43,801)	(194,117)	(189,393)
Calcium intersegment sales [4]	0	0	0	(9,225)
Total revenues	$857,285	$755,026	$3,422,181	$2,994,169

Gross Profit
Aggregates	$229,851	$155,987	$755,666	$544,070
Asphalt Mix [2]	18,252	9,788	78,225	38,080
Concrete [2,3]	4,872	2,753	20,152	2,233
Calcium [4]	955	1,131	3,490	3,199
Total	$253,930	$169,659	$857,533	$587,582

Depreciation, Depletion, Accretion and Amortization
Aggregates	$58,215	$57,862	$228,466	$227,042
Asphalt Mix [2]	4,247	3,261	16,378	10,719
Concrete [2,3]	2,917	4,214	11,374	19,892
Calcium [4]	183	148	679	1,554
Other	4,492	5,153	17,926	20,290
Total	$70,054	$70,638	$274,823	$279,497

Average Unit Sales Price and Unit Shipments
Aggregates
Freight-adjusted revenues [5]	$545,115	$455,090	$2,112,460	$1,794,046
Aggregates - tons	44,708	41,274	178,272	162,376
Freight-adjusted sales price [6]	$12.19	$11.03	$11.85	$11.05

Other Products
Asphalt Mix - tons	2,159	1,903	9,658	7,411
Asphalt Mix - sales price	$54.59	$54.96	$54.27	$54.39

Ready-mixed concrete - cubic yards	681	847	2,810	3,732
Ready-mixed concrete - sales price	$106.96	$102.74	$106.44	$99.46

Calcium - tons	83	92	321	335
Calcium - sales price	$25.90	$26.58	$26.70	$26.50

1 Includes product sales, as well as freight, delivery and transportation revenues, and other revenues related to services.

2 In January 2015, we exchanged our California ready-mixed concrete operations for 13 asphalt mix plants, primarily in Arizona.

3 Includes ready-mixed concrete. In March 2014, we sold our concrete business in the Florida area which in addition to ready-mixed concrete, included concrete block and precast concrete, as well as building materials purchased for resale. See Appendix 5 for adjusted segment data.

4 Includes cement and calcium products. In March 2014, we sold our cement business. See Appendix 5 for adjusted segment data.

5 Freight-adjusted revenues are Aggregates segment sales excluding freight, delivery and transportation revenues, and other revenues related to services, such as landfill tipping fees that are derived from our aggregates business.

6 Freight-adjusted sales price is calculated as freight-adjusted revenues divided by aggregates unit shipments.

Appendix 1

1. Supplemental Cash Flow Information

Supplemental information referable to the Condensed Consolidated Statements of Cash Flows is summarized below:

(in thousands)
	Twelve Months Ended
	December 31
	2015	2014

Cash Payments
Interest (exclusive of amount capitalized)	$208,288	$241,841
Income taxes	53,623	79,862

Noncash Investing and Financing Activities
Accrued liabilities for purchases of property, plant & equipment	31,883	17,120
Amounts referable to business acquisitions
Liabilities assumed	2,645	26,622
Fair value of noncash assets and liabilities exchanged	20,000	2,414
Fair value of equity consideration	0	45,185

2. Reconciliation of Non-GAAP Measures

Gross profit margin excluding freight and delivery revenues is not a Generally Accepted Accounting Principle (GAAP) measure. We present this metric as it is consistent with the basis by which we review our operating results. Likewise, we believe that this presentation is consistent with the basis by which investors analyze our operating results considering that freight and delivery services represent pass-through activities. Reconciliation of this metric to its nearest GAAP measure is presented below:

Gross Profit Margin in Accordance with GAAP

(dollars in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014

Gross profit	$253,930	$169,659	$857,533	$587,582
Total revenues	$857,285	$755,026	$3,422,181	$2,994,169
Gross profit margin	29.6%	22.5%	25.1%	19.6%

Gross Profit Margin Excluding Freight and Delivery Revenues

(dollars in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014

Gross profit	$253,930	$169,659	$857,533	$587,582
Total revenues	$857,285	$755,026	$3,422,181	$2,994,169
Freight and delivery revenues [1]	134,633	121,996	538,127	473,079
Total revenues excluding freight and delivery revenues	$722,652	$633,030	$2,884,054	$2,521,090
Gross profit margin excluding freight and delivery revenues	35.1%	26.8%	29.7%	23.3%

1 Includes freight to remote distributions sites.

Appendix 2

Reconciliation of Non-GAAP Measures (Continued)

Aggregates segment gross profit margin as a percentage of freight-adjusted revenues is not a GAAP measure. We present this metric as it is consistent with the basis by which we review our operating results. We believe that this presentation is meaningful to our investors as it excludes freight, delivery and transportation revenues which are pass-through activities. It also excludes immaterial other revenues related to services, such as landfill tipping fees, that are derived from our aggregates business. Incremental gross profit as a percentage of freight-adjusted revenues represents the year-over-year change in gross profit divided by the year-over-year change in freight-adjusted revenues. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Aggregates Segment Gross Profit Margin in Accordance with GAAP

(dollars in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014
Aggregates segment
Gross profit	$229,851	$155,987	$755,666	$544,070
Segment sales	$710,087	$593,828	$2,777,758	$2,346,411
Gross profit margin	32.4%	26.3%	27.2%	23.2%
Incremental gross profit margin	63.5%		49.1%

Aggregates Segment Gross Profit as a Percentage of Freight-Adjusted Revenues

(dollars in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014
Aggregates segment
Gross profit	$229,851	$155,987	$755,666	$544,070
Segment sales	$710,087	$593,828	$2,777,758	$2,346,411
Less
Freight, delivery and transportation revenues [1]	$160,314	$133,714	$644,671	$532,134
Other revenues	4,658	5,024	20,627	20,231
Freight-adjusted revenues	$545,115	$455,090	$2,112,460	$1,794,046

Gross profit as a percentage of freight-adjusted revenues	42.2%	34.3%	35.8%	30.3%
Incremental gross profit as a percentage of freight-adjusted revenues	82.0%		66.5%

1 At the segment level, freight, delivery and transportation revenues include intersegment freight & delivery revenues, which are eliminated at the consolidated level.

Appendix 3

Reconciliation of Non-GAAP Measures (Continued)

GAAP does not define "free cash flow," "Aggregates segment cash gross profit" and "Earnings Before Interest, Taxes, Depreciation and Amortization" (EBITDA). Thus, free cash flow should not be considered as an alternative to net cash provided by operating activities or any other liquidity measure defined by GAAP. Likewise, Aggregates segment cash gross profit and EBITDA should not be considered as alternatives to earnings measures defined by GAAP. We present these metrics for the convenience of investment professionals who use such metrics in their analyses and for shareholders who need to understand the metrics we use to assess performance and to monitor our cash and liquidity positions. The investment community often uses these metrics as indicators of a company's ability to incur and service debt and to assess the operating performance of a company's businesses. We use free cash flow to assess liquidity and Aggregates segment cash gross profit and EBITDA to assess the operating performance of our various business units and the consolidated company. Additionally, we adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period. We do not use these metrics as a measure to allocate resources. Reconciliations of these metrics to their nearest GAAP measures are presented below:

Free Cash Flow

Free cash flow is calculated by deducting purchases of property, plant & equipment from net cash provided by operating activities.

(in thousands)
	Twelve Months Ended
	December 31
	2015	2014

Net cash provided by operating activities	$503,378	$260,336
Purchases of property, plant & equipment	(289,262)	(224,852)
Free cash flow	$214,116	$35,484

Aggregates Segment Cash Gross Profit

Aggregates segment cash gross profit adds back noncash charges for depreciation, depletion, accretion and amortization (DDA&A) to Aggregates segment gross profit.

(in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014
Aggregates segment
Gross profit	$229,851	$155,987	$755,666	$544,070
DDA&A	58,215	57,862	228,466	227,042
Aggregates segment cash gross profit	$288,066	$213,849	$984,132	$771,112

Appendix 4

Reconciliation of Non-GAAP Measures (Continued)

EBITDA and Adjusted EBITDA

EBITDA is an acronym for Earnings Before Interest, Taxes, Depreciation and Amortization and excludes discontinued operations. We adjust EBITDA for certain items to provide a more consistent comparison of performance from period to period.

(in thousands)
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2015	2014	2015	2014

Reconciliation of Net Earnings to EBITDA

Net earnings	$88,887	$38,021	$221,177	$204,923
Provision for income taxes	43,766	19,745	94,943	91,692
Interest expense, net	36,311	40,875	220,243	242,407
Loss on discontinued operations, net of tax	4,672	327	11,737	2,223
EBIT	$173,636	$98,968	$548,100	$541,245
Depreciation, depletion, accretion and amortization	70,054	70,638	274,823	279,497
EBITDA	$243,690	$169,606	$822,923	$820,742

Adjusted EBITDA and Adjusted EBIT

EBITDA	$243,690	$169,606	$822,923	$820,742
Gain on sale of real estate and businesses	(443)	(2,606)	(6,329)	(238,528)
Charges associated with acquisitions and divestitures	305	5,562	9,499	21,135
Asset impairment	0	0	5,190	0
Restructuring charges	442	558	4,988	1,308
Adjusted EBITDA	$243,994	$173,120	$836,271	$604,657
Depreciation, depletion, accretion and amortization	(70,054)	(70,638)	(274,823)	(279,497)
Adjusted EBIT	$173,940	$102,482	$561,448	$325,160

Appendix 5

Adjusted Concrete and Calcium Segment Financial Data

Comparative financial data after adjusting for both the January 2015 exchange of our California concrete business and the March 2014 sale of our concrete and cement businesses in the Florida area is presented below:

(in thousands)
	2015		2014
	YTD [1]	Q1	Q1	Q2	Q3	Q4
Concrete Segment
Segment sales
As reported	$299,252	$59,789	$96,009	$93,834	$98,949	$87,014
Adjusted	294,138	54,675	48,186	74,360	79,697	70,316

Total revenues
As reported	$299,252	$59,789	$96,009	$93,834	$98,949	$87,014
Adjusted	294,138	54,675	48,186	74,360	79,697	70,316

Gross profit
As reported	$20,152	$810	$(9,226)	$3,221	$5,486	$2,753
Adjusted	20,944	1,602	(4,370)	4,921	7,161	4,245

Depreciation, depletion, accretion and amortization
As reported	$11,374	$2,728	$6,037	$4,686	$4,955	$4,214
Adjusted	11,274	2,628	3,930	3,905	4,239	3,577

Shipments - cubic yards
As reported	2,810	573	958	949	978	847
Adjusted	2,754	517	483	733	765	668

Calcium Segment
Segment sales
As reported	$8,596	$1,855	$18,133	$2,174	$2,273	$2,451
Adjusted	8,596	1,855	2,137	2,174	2,273	2,451

Total revenues
As reported	$8,596	$1,855	$8,908	$2,174	$2,273	$2,451
Adjusted	8,596	1,855	2,165	2,174	2,273	2,451

Gross profit
As reported	$3,490	$572	$130	$949	$989	$1,131
Adjusted	3,490	572	424	949	989	1,131

Depreciation, depletion, accretion and amortization
As reported	$679	$162	$1,058	$191	$157	$148
Adjusted	679	162	97	191	157	148

1 Year-to-date 2015 amounts include adjustments for first quarter of 2015 transactions. There were no adjustments for second, third or fourth quarters of 2015.